EXHIBIT 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	TGS International, Ltd. (the “Company”)
File Reference No. 333-217451

We were previously the independent registered public accounting firm for TGS International, Ltd. and under the date of May 28, 2018, we reported on the financial statements of TGS International, Ltd., as of February 28, 2018 and 2017, and for the year ended February 28, 2018 and for the period from December 1, 2016 (inception) to February 28, 2017.

Effective September 14, 2018, the Company appointed Moore Stephens CPA Limited (“MS”) to replace us as the Company’s independent registered public accounting firm. We have read the Company’s disclosures included in Item 4.01 “Changes in Registrant’s Certifying Accountant” on the Form 8-K dated September 14, 2018 be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to MNP LLP.

Very truly yours,

/s/ MNP LLP

MNP LLP